Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Yardville National Bancorp:

We consent to the incorporation by reference in Registration Statements (No. 33-98076, No. 333-28193, No. 333-71741 and No. 333-102932) on Form S-8 and Registration Statements (No. 333-109706 and 333-104478) on Form S-3 of Yardville National Bancorp of our report dated March 8, 2004 relating to the consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the Annual Report on Form 10-K of Yardville National Bancorp for the year ended December 31, 2003.

KPMG LLP

Short Hills, New Jersey
March 15, 2004